Exhibit 99.2
OPPENHEIMER ANNOUNCES PROPOSED SENIOR SECURED NOTES OFFERING
          March 30, 2011. New York, NY. Oppenheimer Holdings Inc. (“OPY”) announced today that it is proposing to issue approximately $200 million aggregate principal amount of senior secured notes due 2018 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be guaranteed on a senior secured basis by OPY’s subsidiaries, E.A. Viner International Co. and Viner Finance Inc. The Notes will be secured by first-priority security interest in substantially all of OPY’s and the subsidiary guarantors’ existing and future tangible and intangible assets.
          The Notes will not be registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Notes will be offered in the United States only to qualified institutional buyers under Rule 144A of the Securities Act and outside the United States under Regulation S of the Securities Act.
          OPY intends to use the net proceeds from the offering of the Notes to refinance (i) $22.5 million outstanding as of December 31, 2010 under its Secured Credit Note and (ii) all amounts outstanding under its $100.0 million Subordinated Note. The remaining net proceeds of this offering will be used for general corporate purposes. The proposed offering of the Notes is subject to market and other conditions, and may not occur as described or at all.
          This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Company Information
          Oppenheimer, through its principal subsidiaries, Oppenheimer & Co. Inc. (a U.S. broker-dealer) and Oppenheimer Asset Management Inc., offers a wide range of investment banking, securities, investment management and wealth management services from 96 offices in 26 states and through local broker-dealers in 4 foreign jurisdictions. Oppenheimer employs over 3,500 people. The Company offers trust and estate services through Oppenheimer Trust Company. OPY Credit Corp. offers syndication as well as trading of issued corporate loans. Oppenheimer Multifamily Housing & Healthcare Finance, Inc. (formerly called Evanston Financial Corporation) is engaged in mortgage brokerage and servicing. In addition, through Freedom Investments, Inc. and the BUYandHOLD division of Freedom, Oppenheimer offers online discount brokerage and dollar-based investing services.

Forward-Looking Statements
          This press release includes certain “forward-looking statements” relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting “Forward-Looking Statements” and Part 1A—Risk Factors in Oppenheimer’s Annual Report on Form 10-K for the year ended December 31, 2010.
For further information, please contact:
A.G. Lowenthal 212 668-8000 or E.K. Roberts 416 322-1515